Exhibit 99.8

April 21, 2025	PERSONAL & CONFIDENTIAL

Mr. Lei Huang

CEO

Denali Capital Acquisition Corp.

437 Madison Avenue, 27th Floor

New York, NY 10022

Re: Denali Capital Acquisition Corp. S-4 Registration Statement Consent

Dear Mr. Huang:

Please find this correspondence outlining CB Capital Partners, Inc.’s consent and approval to be named in the Denali Capital Acquisition Corp. S-4 registration statement with respect to the filing of the fairness opinion contained therein.

Very truly yours,

/s/ Christopher J. Baclawski
Christopher J. Baclawski
CEO

620 Newport Center Drive t Suite 1100 t Newport Beach, CA 92660 t 949-415-7321 (o) t 949-415-7364 (f)

www.cbcapital.com